As filed with the Securities and Exchange Commission on June 30, 2014.
File No. 333-178572

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECRURITIES ACT OF 1933

ADVANCE AUTO PARTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	54-2049910
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5008 Airport Road, Roanoke, Virginia 24012
(Address of Principal Executive Offices)(Zip Code)

Advance Auto Parts, Inc.
2004 Long-Term Incentive Plan
(Full title of the plan)

Sarah Powell, Esq.
Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, Virginia 24012
(Name and address of agent for service)

(540) 362-4911
(Telephone Number, including area code, for agent for service)

Copy to:
Christina Edling Melendi, Esq.
Bingham McCutchen LLP
399 Park Avenue
New York, New York 10022
(212) 705-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

ADVANCE AUTO PARTS, INC.
EXPLANATORY NOTE
Advance Auto Parts, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the “Post-Effective Amendment”) to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 16, 2011 (Registration Statement No. 333-178572 and referred to herein as the “Prior Registration Statement”) with respect to shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Advance Auto Parts, Inc. 2004 Long-Term Incentive Plan (the “2004 Plan”). The Prior Registration Statement registered 5,000,000 shares of Common Stock.
The Registrant has since adopted a new equity incentive plan, the Advance Auto Parts, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”), and registered shares of Common Stock now available for offer or sale pursuant to the 2014 Plan on a new Registration Statement on Form S-8, initially filed on May 23, 2014 (Registration Statement No. 333-196240 and referred to herein as the “New Registration Statement”). No future awards will be made under the 2004 Plan. This Post-Effective Amendment is being filed solely to deregister the 5,000,000 shares registered under the Prior Registration Statement (the “2011 Shares”) that will not be used for awards under the 2004 Plan, and such shares are hereby deregistered under the Prior Registration Statement. The registration fee paid for the 2011 Shares under the Prior Registration Statement will be offset against the filing fee for the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roanoke, Commonwealth of Virginia, on this 30th day of June, 2014.

ADVANCE AUTO PARTS, INC.

By:	/s/ Darren R. Jackson
Name: Darren R. Jackson Title: Chief Executive Officer

/s/ Michael A. Norona
Name: Michael A. Norona Title: Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the U.S. Securities Act of 1933, as amended.